Exhibit 99.1

TRANSCRIPT OF HORIZON LINES HOLDING CORP. AND H-LINES FINANCE HOLDING CORP. QUARTERLY EARNINGS RELEASE CONFERENCE CALL FOR HORIZON BONDHOLDERS AND DEBTHOLDERS – SECOND QUARTER 2005

Charles Raymond: (CEO)	Thank you very much and good morning and thank you for joining us for Horizon Lines’ second quarter 2005 earnings call. With me on the call today are Mark Urbania, our Senior Vice President of Finance and Administration and Chief Financial Officer, and John Keenan, our Senior Vice President of Operations and our Chief Operating Officer. This call is being conducted, as you know, to give you insight into our second quarter of 2005 earnings and to give you the opportunity to ask any questions that you might have pertaining to these results. Before we begin, I have to read a warning here from the lawyers. This call is intended for the benefit of the holders of the 9% Senior Notes and the 11% Senior Discount Notes and our Tranche C Term Notes. For reasons I will explain later, we will not be providing any projections or making any other forward-looking statements during this call. If we should make any forward-looking statements, we expressly disclaim any duty to update these statements based on new information, future events or otherwise. For information about the risk factors related to our business, please refer to the S-4 Registration Statements filed with the SEC for our 9% Senior Notes and our 11% Senior Discount Notes. In addition, the statements made by management on this call do not constitute an offer to sell, or the solicitation of an offer to buy, any securities.

Before we discuss our second quarter results, I’d like to update you on recent regulatory developments. Quite a bit has transpired since our first quarter earnings call which we had with you back in May. And as you’re aware, in early March, Horizon Lines, Inc., the parent of the issuers of the 9% Senior Notes and the 11% Senior Discount Notes, filed a Form S-1 Registration Statement with the SEC for a possible initial public offering of its common stock. We have subsequently filed three amendments to the S-1 to address SEC comments and update the financial information of the first and second quarter results of 2005. That last amendment was filed last evening. As most of you know, the markets for initial public offerings have been choppy and given the time of the year here coming into early August now, we’re unlikely to go to market until just after Labor Day. The lawyers have asked me to mention that there’s no assurance, of course, that the initial public offering will be consummated and no assurance that the terms of the initial public offering as set forth in the amendment to the S-1 filing will not change. Although we’ve stated in the amendment the intention to claw back portions of the 9% Senior Notes and the 11% Senior Discount Notes, there is no guarantee that we will do so and you should not rely on such statements. As you will also recall, at the end of March, our two subsidiaries that issued the 9% Senior Notes and the 11% Senior Discount Notes filed Form S-4 Registration Statements with the SEC for exchange offers to swap our privately placed notes for identical public notes, which we are required to make with respect to these securities under our agreements entered into when the notes were originally issued. The SEC declared the S-4 relating to the 9% Senior Notes effective on July 1st. With this declaration, Horizon Lines Holding Corp. is now obligated to comply with SEC rules relating to public companies. The exchange offer was then commenced on July 1st and will conclude on July 31st, in which the original notes issued on July 7, 2004 will be tendered and replaced by new notes. The terms of the new notes are substantially identical to the terms of the original notes, except that the new notes are registered under the Securities Act of 1933 and will not be subject to transfer restrictions. Amendment number 2 to the S-4 for the 11% Senior Discount Notes was filed with the SEC on July 14th to address SEC comments. An additional amendment will be filed to incorporate updated quarterly financial information. We will commence the exchange offer for the 11% Senior Discount Notes as soon as the SEC declares the S-4 Registration Statement effective. The attorneys also have asked me to explain that as a result of the filing of our revised S-1 last evening and S-4 filings with the SEC, our company remains in an SEC mandated quiet period. And therefore we are subject to restrictions on the statements that we can make to you and as a result, until we exit the quiet period, we will not be making any projections or other forward-looking statements.

Now that I have provided you with an update on the regulatory front, let me turn my comments back to the business, and before I ask Mark to take you through the numbers in detail, let me give you a brief recap of the second quarter and also our six month results. The second quarter of 2005 results in all three of our trade lanes surpassed those of last year. Revenue in each trade lane was significantly ahead of the second quarter of 2004. The Alaskan Northbound volumes were strong, driven by a robust economy, and we initiated a third sail in between Tacoma and Anchorage in June to handle this surge in demand.

Puerto Rico volumes in the second quarter of 2005 were slightly ahead of those of last year, and in Hawaii and Guam our volumes also exceeded 2004, there driven by strong household goods shipments, strong northbound shipments out of Hawaii and a much improved cargo mix. Our revenue grew to $270.5 million in the second quarter of 2005, exceeding that of the second quarter of 2004, which was $235.9 million, by $34.6 million, or 14.7%. Operating expenses during the same period increased by $35.1 million, or 16%, from $219.5 million to $254.6 million. These cost increases, including the higher non-cash amortization expense of $4.2 million, were marginally in excess of our revenue gains and therefore resulted in our operating ratio rising slightly to 94.1 from 93.1, which it was in the second quarter of 2004. Our operating income for the second quarter of 2005 was $16 million, representing a slight decline from the $16.4 million reported in 2004. However, let me point out that the second quarter of 2005 results reflected $4.2 million of higher non-cash expense for the amortization of intangible assets versus the second quarter of 2004. For the six months ending June 26, 2005, our operating income of $26.2 million increased by $7.2 million, or 37.9% above the six months ended June 20, 2004. We’re excited about this improvement. It’s primarily due to a $72.3 million or 16% increase, 15.9% to be exact, in operating revenue. This is, of course, partially offset by additional expenses of $65.1 million, or 14.9%. That cost is associated with a growth in total revenue containers shipped, much higher fuel costs and some additional depreciation and amortization during the same period. So, our operating income of $26.2 million for the first six months of 2005 also reflects higher non-cash expense of $8.4 million, again for the amortization of intangible assets.

So, to recap for the second quarter, operating income is essentially flat but included higher non-cash charges of $4.2 million. However, for the first six months, operating income grew by $7.2 million, or 37.9%, notwithstanding the inclusion of $8.4 million of increased non-cash amortization expense. So, I hope that is clear and with that I will turn over the discussion of the financials to Mark Urbania.

Mark Urbania: (CFO)	Thank you, Chuck, and I’ll go in and explain a little bit more of this in detail. As in the past, we provided you with the unaudited, condensed and consolidated financial statements for two companies of ours, Horizon Lines Holding Corp. and H-Lines Finance Holding Corp., that include our second quarter results comparative to the second quarter of 2004. As in the past, as you probably know by now, the reason we are providing both sets of financials is because the 9% bonds and the bank debt are recorded at the Horizon Lines Holding Corp. level and then the Senior Discount Notes, the 11% notes, that were issued in early December, are recorded on the books of H-Lines Finance Holding Corp. So, from a balance sheet perspective the only real difference there between the two organizations is that H-Lines Finance Holding Corp. has the debt associated with those 11% Senior Discount Notes. But essentially the P&L and the cash flows are the same. As Chuck mentioned, our operating revenue did increase to $270.5 million for the quarter ended June 26, 2005, which compares favorably to $235.9 million for the quarter ended June 20, 2004, a 14.7% increase. This increase really reflects very strong operating revenues from demand for our transportation services as the volume that we shipped in terms of containers increased by 3% compared to the second quarter of 2004. The other contributing factors to the increase in the operating revenue are, number one, favorable cargo mix, as Chuck mentioned, general good rate improvement, fuel surcharges to combat the rising fuel cost environment that we and others have experienced, and also the contract we were awarded in the fourth quarter of 2004 where we’re managing seven oceanographic vessels for the U.S. Government. For the six months ended June 2005 compared to the six months ended June 2004, operating revenues increased to $528.1 million versus $455.8 million, an increase of a little more than $72 million, or pretty close to 16%. Comparing these two periods, the container volume increased by 4%, which obviously contributed to the overall improvement, and again, as did better cargo mix, rate improvement, fuel surcharges that we put in place and the government contract that I just mentioned earlier.

Moving to operating income, Chuck mentioned that our operating income for the second quarter of 2005 was $16 million compared to $16.4 million for the same period last year, which represents a $400,000 decrease, despite the significant increase in the revenues between the two periods. Chuck also mentioned that a contributing factor was a non-cash charge which was related to the amortization of intangibles, but more specifically to the write-up of customer contracts, which accounts for the $4.2 million of variance between the quarters, and that $4.2 million on the customer contracts is really the accounting for the transaction when Castle Harlan bought the company. However, to illustrate, our operating income for the second quarter of 2004 represents approximately 6.9% of our operating revenues and for the second quarter of 2005, it’s about 7.5% without the non-cash charge for amortization expense. Operating profit in the first half of 2005 was $26.2 million, which compares very favorably to the operating profit in the first half of 2004, which was $19 million. The first half of 2005 again includes this same amortization I just talked about, which accounts for $8.4 million of the higher expense between the first half of each year. Operating income as a percentage of operating revenues for the first half of 2004 was 4.2% compared to 5% for the first half of 2005. I will also note that if the first half of 2005 excluded that non-cash charge for the amortization expense, the operating income would have been 6.8%.

Turning over to EBITDA, our adjusted EBITDA for the second quarter of 2005 was $34.2 million compared to just $30.2 million for the second quarter of 2004, a $4 million increase, or 13%. As I mentioned in the previous earnings calls that we’ve had, we define adjusted EBITDA as EBITDA adjusted to exclude various unusual items and other adjustments that were permitted in calculating our covenants under the credit agreement. We’ve reviewed these with you in the past and again, they are detailed in our offering circulars and our recent filings. For the second quarter of 2005, these add backs are very limited. They only include management fees incurred to an affiliate of our controlling stockholder in the amount of $750,000 and approximately $200,000 in expense related to the July 7, 2004 transaction, including expenses with our recent SEC filings. Looking at EBITDA from an LTM perspective, it’s grown to $132.8 million at the end of our second quarter compared to how we ended 2004, which was $121.2 million. The LTM revenue has grown to just above $1 billion, $1,000,526,000, to be exact, compared to $980.3 million at the end of 2004. Looking at things from a leverage perspective, our debt to LTM adjusted EBITDA at the end of our second quarter was 4.7x compared to 5.1x at the end of 2004.

Looking at cash flows, in the first half of each year we generally use or consume more cash from operating activities and the reason is the majority of our annual vessel lease payments and our annual company bonuses are paid in January. Cash flows from operating activities resulted in a source of cash of $8.1 million for the first half of 2005, compared to a source of cash of $10.9 million for the first half of 2004. This reduction in cash flow from operating activities can really be attributable to two things, first, higher interest payments, as you know, as a result of the debt and increased working capital needs as our accounts receivable, if you look at the balance sheet, have increased significantly as a result of our growing revenue during the first half of the year. Net cash used in investing activities decreased by approximately $2 million in the first half of 2005 compared to $16.5 million in the first half of 2004, and this decrease can be attributed to the purchase of the Horizon Expedition for $3.8 million and the Horizon Navigator for $8.2 million in the first half of 2004 that we’ve shared with you previously. Our cash balance at the end of June 2005 was $60.5 million which compares very favorably to $36.1 million at the end of the first half of 2004 and at the end of 2004 it was $56.3 million. That concludes this brief financial update and we’d like to now open it up for questions.

Question:	I was wondering if you could provide a little more granularity to the various markets, in particular Puerto Rico. I’m kind of interested in finding out how the volumes are going there and how your pricing is going, given that that was the one market, at least historically, that has caused you and the others difficulty.

Answer:	Okay. We’ve seen the market in the last three months strengthen just a little bit versus where it was the first three months of the year and our liftings down there are strong. The rate environment in Puerto Rico is quite different from what it was a couple of years ago. Most of the carriers continue to take rates on major movers up in the range of 8-10% and all of the carriers have a number of surcharges in place that they continue to adjust as costs go up. Those would include the fuel surcharges which enable us to kind of flat line our fuel expense versus our plans. Those are adjusted pretty much every 30 days or so in the Puerto Rico trade, not only for the vessels themselves but also for the intermodal portion of our transportation. As you know, we have a fair amount of inland transportation in the lower 48 for the Puerto Rico market. Then there is the security surcharges, as you know, with the focus on port and container security in the country, the costs do go up because of that and we are fortunate to be able to recover those through surcharges and through grants from the government. So, I would characterize the pricing environment in Puerto Rico as stable, progressive and continuing to recover the deficits that prevailed in the mid 1990’s.

Question:	You mentioned that working capital needs have increased as your revenues have grown. I don’t have a balance sheet here for the second quarter 2004, but it looks like, just based on taking your accounts receivable outstanding and dividing your revenues by it, that essentially, you have something like 180 days outstanding. Does that make sense? I mean, it seems a little bit extreme.

Answer:	Generally speaking, our day sales outstanding right now are running about 40, 42 days, on average. There are various parts of the business that have different day sales outstanding. One of the things that is contributing to it, too, to the use of the working capital from a receivable perspective, is the vessel contract that we ended up with in the last quarter of last year, that I mentioned, the seven oceanographic vessels, which the collection on that is about 45 days, and that’s contributed as well, because that is, we didn’t have that in the first half of 2004 and we certainly have it now. But our volumes are considerably up in the first half of 2005 versus the first half of 2004. So, I don’t think it’s as simple as just taking our overall revenue.

Question:	And dividing it by the accounts receivable?

Answer:	That’s right.

Question:	It looks like you have about $60 million on the books right now. Probably be generating some cash in the second half of the year. What are you guys looking to do with that cash, going forward?

Answer:	As you know, we have filed the S-1 and under that structure we would be using the cash to pay down some debt. We also are looking at and have some progressive negotiations with regard to the possible buy back of two vessels. Those are also mentioned in the S-1, so that’s predominantly what we will use the cash for.

Question:	Okay, and also your margins going forward. Do you think you will be getting any increased leverage with this increase in revenues? Where do you see your gross margin line going, and your operating income margins?

Answer:	Well, I think you can look at the numbers today as pretty representative of where the future is going to be. As you look at all of our trades, they have one-way characteristics. Puerto Rico is about a 35 to 40% back haul. Alaska is much smaller because pretty much everything that comes back out of Alaska is agricultural, fish, crab and that sort of thing. Coming back out of Hawaii, we have a pretty robust movement of household goods with the military, some automobiles, we have some local products, but the back haul there is fairly light. What we do is balance our Guam and Hawaii trades, using Maersk, as you know, we have a take or pay agreement with Maersk, where they purchase our east bound capacity back out of Asia, so that’s a well-balanced trade. But as you see growth out of Puerto Rico, and we are starting to see that, again in the pharmaceutical and electronics sectors and when we have a good fish season, like we’re having right now in Alaska, you get nice margins because that is backbone cargo. You know, the head business is going to grow 3 to 4% going forward and the back haul business just gives us good operating margins when we’re carrying that freight.

When I look at our margins for the balance of the year, there’s a couple of factors that I think that we need to take into consideration here, and I think that you will see an uptick in the operating margin. Let me explain a couple of those. First, as we mentioned, our fuel costs have significantly increased compared to where they were at this same period last year. And, as you know, we recover that incremental fuel costs by way of surcharges that fall into our revenue line, but that puts some pressure on our operating margin because that increase in fuel we’re offsetting in revenue line, dollar for dollar, but on an overall basis that puts pressure on your operating margin. Also, as mentioned early in this presentation, we have deployed an extra vessel in the Alaska trade to help cover the surge in volumes that we anticipated and saw for the summer months. Now our strategy there is pretty much from a marketing perspective and make sure that we serve the customers well up there, but based upon the volumes that we’re carrying right now, and there’ll be more as we plan to use this vessel in the future, we’re about break even on that, so the operating costs that we’re incurring versus the revenue that we’re generating is about a break even. We plan on leaving that vessel in through the end of August time frame or so, and once that comes back out, you will see the margins increase. And thirdly, as typically is the case that we’ve experienced over the last several years, our third quarter is really our best quarter both in terms of revenue generation and profit generation and we get better fixed cost coverage in that quarter than any of the other three. And if you’ll note, if you were participating in our prior earnings calls, our first quarter is generally the weakest quarter both in terms of revenue and earnings generation, so I would expect that our operating margins would improve in the second half of the year.

Question:	Okay. Also, with the initial public offering. There are no guarantees that it goes through. If that doesn’t happen, what do you think you’ll do with the cash then? Are you pre-paying term debt or maybe paying out dividends or anything like that?

Answer:	Well, we’re talking with our equity sponsor on various scenarios for use of that cash. I will tell you that we’re not coming right out and telling you exactly what we’re forecasting because we’re prohibited based upon this quiet period of telling you where we think the business is going to be. But based upon what I just shared with you, that our third quarter is typically our strongest and fourth quarter is not too far behind it, we’ll be in a very good cash position. As we mentioned, we’re going to use some of that cash to buy back two vessels that are in operating lease, but we will have in addition to that extra cash, and we’re in the process of evaluating exactly where we want to use that cash going forward.

Question:	Okay, thanks. And one quick last question. I saw something, Matson, on their Guam routes, raising rates and taking extra charges for the ports and things like that. Are you guys thinking about doing anything like that? I know you talked about surcharges, but also as far as charges per container, or just general pricing strength. Are you guys bringing up your pricing across the board or anything like that?

Answer:	We have a cost structure, in comparison with Matson, which is quite similar. We’re using the same labor. It’s a fully containerized operation. We have the same costs, generally, in Guam and in Hawaii, so I suspect that you’re going to see us take similar increases there. We are studying that right now and we’ll let the market know.

Mark Urbania:	Well, I’m not sure that we had anything to add to our presentation, and if there’s no further questions then we thank you for your time and look forward to the next earning call in the not too distant future.

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